March 28, 2006

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

RE: JUPITER GLOBAL HOLDINGS CORP.
FILE REF. NO. 000-27233

We were previously the principal accountants for Jupiter Global Holdings Corp. and we reported on the financial statements of Jupiter Global Holdings Corp. as of the periods since December 31, 2000. As of March 16, 2006, we were dismissed as the principal accountants for Jupiter Global Holdings Corp. We have read Jupiter Global Holdings Corp.’s statements under Item 4 of its Form 8-KA, dated March 28, 2006, and we agree with such statements.

For the most recent fiscal year of December 31, 2004 and for the first two fiscal quarters of 2005 there has been no disagreement between Jupiter Global Holdings Corp. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

By:	/s/ Morgan & Company
Morgan & Company
Chartered Accountants